EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE APRIL 15, 2016	CONTACT: THOMAS H. POHLMAN CHIEF EXECUTIVE OFFICER AND PRESIDENT (515) 232-6251

AMES NATIONAL CORPORATION

ANNOUNCES 2016 FIRST QUARTER EARNINGS RESULTS

For the quarter ended March 31, 2016, net income for Ames National Corporation (the Company) totaled $3,807,000 or $0.41 per share, compared to $3,635,000 or $0.39 per share earned in 2015. The higher earnings are primarily the result of increased loan interest income, higher net securities gains, and lower other real estate owned expenses. The higher loan interest income was attributable to improved loan volume. Net loans were $35 million higher as of March 31, 2016 compared to a year earlier. Company management was also pleased with a reduction in other real estate owned of $6 million from one year ago as well.

First quarter net interest income totaled $9,836,000, an increase of $390,000, or 4%, compared to the same quarter a year ago, due primarily to growth in the real estate loan portfolio. The Company’s net interest margin was 3.36% for the quarter ended March 31, 2016 as compared to 3.27% for the quarter ended March 31, 2015.

A provision for loan losses of $192,000 was recognized in the first quarter of 2016 as compared to $77,000 in the first quarter of 2015. The additional provision was made primarily to accommodate additional loan growth at one of our affiliate banks. Net loan charge offs were $78,000 for the quarter ended March 31, 2016 compared to net loan recoveries of $10,000 for the quarter ended March 31, 2015. Credit quality factors relating to impaired loans and past due loan volume remain favorable and comparable to those of one year ago for the Company. However, the agricultural economy has weakened as declining grain prices have caused lower profitability for our agricultural borrowers.

Noninterest income for the first quarter of 2016 totaled $2,099,000 as compared to $1,766,000 for the same period in 2015. The increase in noninterest income is primarily due to an increase in realized securities gains of $197,000 and higher wealth management income of $99,000 compared to the prior year’s quarter.

Noninterest expense for the first quarter of 2016 totaled $6,435,000 compared to $6,139,000 recorded in 2015, an increase of 5%, which was primarily due to an increase in salaries and employee benefits and data processing expense, offset in part by a decrease in other real estate owned expenses. The increase in salaries and benefits is mainly due to normal salary increases and additional lending and support staff. The efficiency ratio was 53.91% for the first quarter of 2016 as compared to 54.76% in 2015.

Balance Sheet Review:

As of March 31, 2016, total assets were $1,334,899,000, a $9,833,000 decrease compared to March 31, 2015. The decrease in assets was due primarily to a decrease in other real estate owned and securities available-for-sale, offset in part by an increase in loans.

Securities available-for-sale as of March 31, 2016 declined to $523,273,000 from $554,650,000 as of March 31, 2015. The decrease in securities available-for-sale is primarily due to the sale, maturity or pay downs of U.S. government mortgage-backed and municipal bonds.

Net loans as of March 31, 2016 increased 5.3% to $695,627,000 as compared to $660,790,000 as of March 31, 2015. Loan demand has remained steady for most of our affiliate banks. Impaired loans, net of specific reserves, totaled $2,116,000, or 0.30% of gross loans as of March 31, 2016, compared to $2,054,000, or 0.31% of gross loans as of March 31, 2015. The allowance for loan losses on March 31, 2016 totaled $10,102,000, or 1.43% of gross loans, compared to $8,926,000 or 1.33% of gross loans as of March 31, 2015. The increase in the allowance for loan losses was provided to accommodate growth in the Company’s loan portfolios.

Other real estate owned was $1,124,000 and $7,366,000 as of March 31, 2016 and 2015, respectively. The decrease in the other real estate owned was due primarily to the sale of properties.

Deposits totaled $1,083,854,000 on March 31, 2016, nearly unchanged from the $1,082,790,000 recorded at March 31, 2015.

Securities sold under agreements to repurchase totaled $50,380,000 on March 31, 2016, a 14% decrease from the $58,801,000 recorded at March 31, 2015.

The Company’s stockholders’ equity represented 12.40% of total assets as of March 31, 2016 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $165,472,000 as of March 31, 2016, and $158,646,000 as of March 31, 2015. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends.

Shareholder Information:

Return on average assets was 1.16% for the quarter ended March 31, 2016, compared to 1.10% for the same period in 2015. Return on average equity was 9.28% for the quarter ended March 31, 2016, compared to the 9.25% in 2015.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $24.76 on March 31, 2016. During the first quarter of 2016, the price ranged from $22.54 to $25.20.

On February 10, 2016, the Company declared a quarterly cash dividend on common stock, payable on May 15, 2016 to stockholders of record as of May 1, 2016, equal to $0.21 per share.

The Company is forecasting earnings for the year ending December 31, 2016 in the range of $1.62 to $1.68 per share compared to $1.61 per share earned for the year ended December 31, 2015.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
March 31, 2016 and 2015
(unaudited)

ASSETS	2016	2015

Cash and due from banks	$21,620,875	$24,944,438
Interest bearing deposits in financial institutions	59,739,010	62,209,248
Securities available-for-sale	523,272,746	554,649,829
Loans receivable, net	695,627,262	660,790,412
Loans held for sale	443,571	352,200
Bank premises and equipment, net	16,768,218	15,798,836
Accrued income receivable	7,381,129	7,518,141
Other real estate owned	1,124,384	7,365,534
Deferred income taxes	-	1,364,975
Core deposit intangible, net	1,213,483	1,616,608
Goodwill	6,732,216	6,732,216
Other assets	975,895	1,388,911

Total assets	$1,334,898,789	$1,344,731,348

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand, noninterest bearing	$193,177,754	$191,229,947
NOW accounts	304,055,155	308,945,497
Savings and money market	369,326,455	348,930,524
Time, $250,000 and over	38,715,001	33,398,309
Other time	178,579,704	200,285,917
Total deposits	1,083,854,069	1,082,790,194

Securities sold under agreements to repurchase	50,379,586	58,801,317
Federal Home Loan Bank (FHLB) advances and other borrowings	28,500,000	37,394,121
Deferred income taxes	139,019	-
Dividend payable	1,955,292	1,862,183
Accrued expenses and other liabilities	4,598,993	5,237,675
Total liabilities	1,169,426,959	1,186,085,490

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of March 31, 2016 and 2015	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	120,119,566	112,474,593
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	5,851,710	6,670,711
Total stockholders' equity	165,471,830	158,645,858

Total liabilities and stockholders' equity	$1,334,898,789	$1,344,731,348

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
	2016	2015
Interest income:
Loans	$7,857,970	$7,399,690
Securities
Taxable	1,495,310	1,566,398
Tax-exempt	1,400,031	1,486,360
Interest bearing deposits and federal funds sold	95,703	93,378

Total interest income	10,849,014	10,545,826

Interest expense:
Deposits	750,121	762,396
Other borrowed funds	263,370	338,163

Total interest expense	1,013,491	1,100,559

Net interest income	9,835,523	9,445,267

Provision for loan losses	192,014	77,300

Net interest income after provision for loan losses	9,643,509	9,367,967

Noninterest income:
Wealth Management Income	787,108	687,910
Service fees	397,091	394,559
Securities gains, net	201,693	4,949
Gain on sale of loans held for sale	176,757	213,986
Merchant and card fees	344,073	314,594
Other noninterest income	192,750	150,221

Total noninterest income	2,099,472	1,766,219

Noninterest expense:
Salaries and employee benefits	4,051,784	3,724,934
Data processing	761,132	664,535
Occupancy expenses, net	603,437	526,087
FDIC insurance assessments	163,988	182,996
Professional fees	267,916	292,438
Business development	235,160	232,844
Other real estate owned (income) expense, net	(19,616)	148,063
Core deposit intangible amortization	95,248	113,623
Other operating expenses, net	275,675	253,337

Total noninterest expense	6,434,724	6,138,857

Income before income taxes	5,308,257	4,995,329

Income tax expense	1,501,166	1,360,400

Net income	$3,807,091	$3,634,929

Basic and diluted earnings per share	$0.41	$0.39

Declared dividends per share	$0.21	$0.20